EXHIBIT 3.1

NOBLE INTERNATIONAL, LTD.

AMENDMENTS TO AMENDED AND RESTATED BYLAWS

ADOPTED FEBRUARY 29, 2008

The following amendments to the Amended and Restated Bylaws of Noble International, Ltd. have been adopted by the Corporation’s Board of Directors effective February 29, 2008:

Section 3.2 of the Bylaws is hereby amended to read as follows:

3.2 Number and Term of Office. The authorized number of directors shall be no less than five (5) and no more than twelve (12). The exact number of authorized directors shall be set by resolution of the Board of Directors, within the limits specified above. Directors need not be stockholders. Each director shall hold office until the next annual meeting and until a successor has been elected and qualified, or he resigns, or his is removed in a manner consistent with these Bylaws.

Section 3.9 was amended to read as follows:

3.9 Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, the Secretary or any two or more directors. Except as otherwise provided by law or by these Bylaws, notice of any special meeting shall be given to each director at his or her business or residence in writing, or by telegram, facsimile transmission, telephone communication or electronic transmission (provided, with respect to electronic transmission, that the director has consented to receive the form of transmission at the address to which it is directed) or in person. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least twenty-four (24) hours before such meeting. If by facsimile transmission or other electronic transmission, such notice shall be transmitted at least twenty-four (24) hours before such meeting. If by telephone or in person, the notice shall be given at least twelve (12) hours prior to the time set for the meeting.

Notice of any meeting of the Board shall not be required to be given to any director who is present at such meeting, except a director who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.